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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2005
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

803 11th Avenue, Sunnyvale, CA	94089

(Address of principal executive offices)	(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
          On October 3, 2005, the Board of Directors of Interwoven, Inc. (“Interwoven”) approved the acceleration of vesting of approximately 3.2 million “out-of-the-money” unvested common stock options previously awarded to employees and officers under Interwoven’s stock option plans. The exercise price of common stock options accelerated range in price from $8.35 per share to $67.60 per share and have a weighted average exercise price of $10.42 per share. As a condition to the acceleration of vesting, holders of the common stock options accelerated are required to refrain from selling any shares acquired upon exercise before the date on which the shares to be sold would have vested had the vesting of common stock options not been accelerated. The acceleration of these common stock options eliminates future stock compensation expense Interwoven would otherwise have been required to recognize in its statement of operations with respect to these common stock options upon the adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment, in January 2006. The maximum future stock compensation expense that was eliminated was approximately $21.0 million, which would have otherwise been recognized beginning in January 2006 through the fourth quarter of 2009.
          The number of “out-of-the-money” unvested common stock options previously granted to named executive officers and outstanding as of October 3, 2005 were as follows: Martin W Brauns, 894,903 options; John E. Calonico, Jr., 61,126 options; Scipio M. Carnecchia, 151,717 options; and Steven J. Martello, 168,876 options.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: October 7, 2005	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer